Exhibit 99.1
QUESTCOR PHARMACEUTICALS ANNOUNCES PRELIMINARY SECOND QUARTER 2008 RESULTS
- Second Quarter Conference Call to be Held Thursday, July 24th, at 4:30 p.m. Eastern -
Union City, CA — July 1, 2008 — Questcor Pharmaceuticals, Inc. (NASDAQ: QCOR) today provided preliminary financial results for its second quarter ended June 30, 2008. The Company shipped 1,560 vials of its principal product H.P. Acthar® Gel to its specialty distributor during the second quarter of 2008. As a result, the Company currently estimates that net sales for the second quarter will be in the range of $23 million to $24 million and earnings per fully diluted share will be in the range of $0.09 to $0.11.
During the quarter ended June 30, 2008, the Company purchased 1.2 million shares of its common stock under the Company’s share repurchase plan at a total cost of $5.6 million. During 2008, the Company has repurchased 2.7 million shares of its common stock under the share repurchase plan for $11.8 million and all of the Company’s outstanding Series A preferred stock for $10.3 million. The Company finished the second quarter with approximately $38 million in cash, cash equivalents and short-term investments and approximately $21 million in accounts receivable.
“Questcor’s results for the second quarter reflect progress with our efforts to improve customer service for Acthar,” said Don M. Bailey, President and Chief Executive Officer. “In addition, we have initiated activities to explore other therapeutic uses of this drug. We will be discussing these initiatives and commenting on our full year outlook when we publish our full second quarter results on July 24th. As a result of our strong financial performance, we were able to use a portion of our free cash flow to continue to repurchase our stock during the second quarter. This year we have returned over $22 million to shareholders through our buyback efforts,” added Mr. Bailey.

The preliminary results in this release are based on a variety of factors including an expected reduction of approximately 31% to 34% in gross sales due to Medicaid rebates, government chargebacks and changes in estimates related to product returns; gross margin of approximately 90%; operating expenses in the range of approximately $8.5 million to $9.5 million; and, an estimated effective tax rate for purposes of financial reporting of approximately 39% to 41%. If the final determination of these factors results in figures outside of these expected ranges, the Company’s second quarter fully diluted earnings per share could be above or below the currently estimated range of $0.09 to $0.11.
Conference Call for Second Quarter Results — Thursday, July 24, 2008 at 4:30p.m. ET
The Company will release its financial results for the second quarter of fiscal 2008 after the market close on Thursday, July 24, 2008 and will host a conference call to discuss these results at 4:30 p.m. ET. Don Bailey, President and Chief Executive Officer, Steve Cartt, Executive Vice President, Corporate Development, and George Stuart, Senior Vice President, Finance and Chief Financial Officer will host the call.
To participate in the live call by telephone, please dial (800) 218-0713 from the U.S. or (303) 262-2130 from outside the U.S. Please use conference ID number 11116387#. Participants are asked to call the above numbers 5-10 minutes prior to the starting time. The call will also be webcast live at www.questcor.com. An audio replay of the call will be available for 7 days following the call at (800) 405-2236 for U.S. callers or (303) 590-3000 for those calling outside the U.S. The password required to access the replay is 11116387#. An archived webcast will also be available at www.questcor.com for 90 days.
About Questcor Pharmaceuticals
Questcor Pharmaceuticals, Inc. is a pharmaceutical company that markets two commercial products, H.P. Acthar® Gel (“Acthar”) and Doral®, and is developing new medications using strategies that generally require lower capital investment when compared to traditional development programs. Acthar (repository corticotropin injection) is an injectable drug that is approved for the treatment of certain disorders with an inflammatory component, including the treatment of exacerbations associated with multiple sclerosis (“MS”). In addition, Acthar is not indicated for, but is used in treating patients with infantile spasms (“IS”), a rare form of refractory childhood epilepsy, and opsoclonus myoclonus syndrome, a rare autoimmune-related childhood neurological disorder. Doral is indicated for the treatment of insomnia characterized by difficulty in falling asleep, frequent nocturnal awakenings, and/or early morning awakenings. The Company is also developing QSC-001, a unique orally disintegrating tablet formulation of hydrocodone bitartrate and acetaminophen for the treatment of moderate to moderately severe pain. For more information, please visit www.questcor.com.

Note: Except for the actual historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties. Such statements are subject to certain factors, which may cause Questcor’s results to differ from those reported herein. Factors that may cause such differences include, but are not limited to, Questcor’s ability to continue to successfully implement the new strategy and business model for Acthar, the introduction of competitive products, Questcor’s ability to accurately forecast the demand for its products, the gross margin achieved from the sale of its products, Questcor’s ability to enforce its product returns policy, Questcor’s ability to estimate the quantity of Acthar used by government entities and Medicaid eligible patients, that the actual amount of rebates and discounts related to the use of Acthar by government entities and Medicaid eligible patients may differ materially from Questcor’s estimates, the sell-through by Questcor’s distributors, the expenses and other cash needs for upcoming periods, the inventories carried by Questcor’s distributors, specialty pharmacies and hospitals, volatility in Questcor’s monthly and quarterly Acthar shipments and end-user demand, Questcor’s ability to obtain finished goods from its sole source contract manufacturers on a timely basis if at all, Questcor’s ability to retain key management personnel, Questcor’s ability to utilize its net operating loss carry forwards to reduce income taxes on taxable income, research and development risks, uncertainties regarding Questcor’s intellectual property and the uncertainty of receiving required regulatory approvals in a timely way, or at all, other research, development, and regulatory risks, and the ability of Questcor to acquire products and, if acquired, to market them successfully and find marketing partners where appropriate, as well as the risks discussed in Questcor’s annual report on Form 10-K for the year ended December 31, 2007 and other documents filed with the Securities and Exchange Commission. The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.
Questcor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
Contact Information :
Questcor Pharmaceuticals, Inc.
IR2@Questcor.com
Don Bailey
Steve Cartt
510-400-0700
EVC Group
Doug Sherk
Dahlia Bailey
415-896-6820